Exhibit 99.1

FOR IMMEDIATE RELEASE:	FOR FURTHER INFORMATION:
Tuesday, August 9, 2011	Rich Sheffer (952) 887-3753

DONALDSON COMPANY ANNOUNCES OFFICER ASSIGNMENTS

MINNEAPOLIS, August 9, 2011-- Donaldson Company, Inc. (NYSE: DCI), announced today the following officer assignments effective October 1st:

•	Charles J. McMurray, 57, currently Senior Vice President, Industrial Products, is appointed Senior Vice President and Chief Administrative Officer. McMurray will have responsibility for an expansive portion of our Company’s key functional groups and fast growing regions including Global Operations, Corporate Technology, Information Technology, Legal, New Business Development, Latin America, and South Africa.
•	Jay L. Ward, 47, currently Senior Vice President, Engine Products, is appointed Senior Vice President, Industrial Products. In his new role, Ward will have responsibility for our Global Industrial Products businesses including Industrial Filtration Solutions, Gas Turbine Systems, and Special Applications.
•	Tod E. Carpenter, 52, currently Vice President, Europe and Middle East, is appointed Senior Vice President, Engine Products. Carpenter will have responsibility for our global Engine OE and Aftermarket businesses and our Aerospace & Defense, Air, Liquid, and Exhaust & Emissions Products groups.

“As we continue to execute our Strategic Growth Plan and make progress toward our goal of growing our Company to $3 billion and then $5 billion in sales, we need to ensure that we have the organization in place to facilitate this growth,” said Bill Cook, Chairman, President and CEO. “These changes are also consistent with our individual and organizational development goals to provide new opportunities and challenges to our people. These three leaders have already built impressive track records of operational and financial results, both domestically and internationally, and will bring well-rounded perspectives to their new assignments.”

McMurray joined Donaldson in 1980 and has held various leadership positions including Vice President, Human Resources, Director of Information Technology, and Director of Manufacturing for Donaldson Europe. McMurray also served as General Manager at Advanced Filtration Systems, Inc., our joint venture with Caterpillar. McMurray holds a Bachelors Degree in Accounting from the University of Illinois and an MBA from Southern Illinois University.

Ward joined Donaldson in 1998 as the Plant Manager of our Frankfort, Indiana, facility and has held various leadership positions including Vice President, Europe and Middle East, Director of Product Management for our Industrial Filtration Solutions group, and Operations Director, Filter Plants. Ward holds a Bachelors Degree in Engineering from the U.S. Naval Academy and an MBA from Golden Gate University.

Carpenter joined Donaldson in 1996 as Director of Operations, Gas Turbine Systems, and has held various leadership positions including Vice President, Global Industrial Filtration Solutions, and General Manager, Gas Turbine Systems. Carpenter holds a Bachelors Degree in Business Administration from Indiana State University and an MBA from Long Beach State University.

Donaldson Company, Inc.
August 9, 2011

In addition, David W. Timm, Vice President, Asia Pacific, will retire in December. Timm, 58, started with Donaldson in 1983. Over his career, Timm has been a key contributor to our growth in many areas including Engine Aftermarket, Defense, Special Applications, and Gas Turbine Systems.

“I would like to thank David for his 28 years of devoted service and contributions to Donaldson,” said Cook. “David very successfully led and grew our Disk Drive Filter business and clearly made us the market leader through very proactive planning for the inevitable and constant market changes and then rapid execution of his action plans. In his current role as Vice President, Asia Pacific, David has contributed significantly to our Strategic Growth Plan by not only delivering outstanding financial results in Asia Pacific, but also by successfully managing our significant new facility investments in China and India, building broader technical capabilities throughout the region, and developing and recruiting talent to support our growth plans in all parts of Asia.”

Information on Carpenter’s replacement as Vice President, Europe and Middle East, and Timm’s replacement as Vice President, Asia Pacific, will be provided at a later date.

About Donaldson Company, Inc.

Donaldson is a leading worldwide provider of filtration systems that improve people’s lives, enhance our Customers’ equipment performance, and protect our environment. We are a technology-driven Company committed to satisfying our Customers’ needs for filtration solutions through innovative research and development, application expertise, and global presence. Our 12,800 employees contribute to the Company’s success by supporting our Customers at our more than 100 sales, manufacturing, and distribution locations around the world.

Donaldson is a member of the S&P MidCap 400 and Russell 1000 indices, and our shares trade on the NYSE under the symbol DCI. Additional information is available at www.donaldson.com.

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